Cincinnati Financial Corporation 2008 First-quarter Letter to Shareholders May 27, 2008 To Our Shareholders, Friends and Associates: The early months of 2008 brought rocky weather of all kinds to Cincinnati Financial and The Cincinnati Insurance Companies. Our policyholders were caught in severe storms, resulting in $43 million of catastrophe losses in the first quarter followed by additional events in April and May. This increased storm activity contrasted sharply with the atypically storm-free 2007. It’s no surprise that the timing and severity of storms is unpredictable. But we expect and plan for them. We make sure we have staff trained to respond to policyholders and financial resources to pay claims. Year after year, we maintain solid reinsurance agreements and policy reserves to add to our flexibility. We’re weathering other storms too. The property casualty insurance underwriting cycle is at the stage called a soft market, with carriers aggressively competing by cutting prices. We expect and plan for soft markets by building up our underwriting strength, as well as agency and policyholder relationships. Our agents work with our underwriters to help us identify and retain the highest quality accounts with clear potential to be profitable over the long term. We continue to identify new ways to serve our agencies, appoint new agencies and take advantage of our automation to write business in new areas. Nor can we claim to be totally surprised at the stormy financial markets, which currently are reducing our investment income growth rate and book value. The current storm is widespread and powerful, yet our premiums-to-surplus ratio remains a healthy 0.75 to 1, and we remain one of the few insurer groups with A.M. Best Co’s highest rating, the A++ (Superior). We believe our total return investment philosophy, which encompasses selecting and holding securities that offer both current income and appreciation potential, will yet prove to be the most enduring shelter from this storm’s worst damage. You’ll see the impact of all of these storms in our first-quarter results — and you’ll also see that they did not cause us to change our outlook for full-year 2008. At our annual meeting of shareholders we discussed our belief that we can still achieve modest full-year property casualty profitability, total premiums as much as 5 percent lower than the 2007 level and growth in investment income. Yes, it’s been rocky weather to start 2008 with the confluence of higher storm claims, market competition and a difficult investment environment, and the rain continues to fall. We’re going to focus on our proven strategies, deliberately conceived to produce a stronger company over the long term and to take us through all kinds of weather and economic cycles. Our goal remains to increase your return on your investment. We believe better weather will return. Sincerely, /S/ John J. Schiff, Jr. /S/ James E. Benoski —— — John J. Schiff, Jr., CPCU James E. Benoski Chairman and Chief Executive Officer Vice Chairman, President, Chief Operating Officer, and Chief Insurance Officer

In 2008, we are offering shareholders the same types of information about our company as in prior years, but on a different schedule. As each item is published, it appears on our Web site, www.cinfin.com, in an integrated annual report format. Many items will be available to you earlier than you received them in the past, because you no longer have to wait until all sections of our annual report are printed. Items available now are titled in color, and those coming soon are titled in gray.

About the Company

Cincinnati Financial meets the needs of agencies and policyholders through our insurance group and three complementary subsidiaries:

The Cincinnati Insurance Company leads our A++ A.M. Best-rated standard market property casualty insurance group, which includes **The Cincinnati Casualty Company** and **The Cincinnati Indemnity Company.** This group markets a broad range of business, homeowner and auto policies through our select group of local independent insurance agencies in 34 states. These companies support each agency's ability to provide exceptional value and service to the people and businesses in its community. Our local field representatives work out of their homes, customizing products to meet policyholder needs, responding personally and promptly to claims and strengthening relationships.

Two other subsidiaries of The Cincinnati Insurance Company also market insurance products. **The Cincinnati Life Insurance Company,** rated A+ by A.M. Best, markets life insurance policies, disability income policies and annuities. **The Cincinnati Specialty Underwriters Insurance Company,** rated A by A.M. Best, began offering excess and surplus lines insurance products in 2008.

Three subsidiaries of Cincinnati Financial support our insurance operations. **CSU Producer Resources Inc.** offers insurance brokerage services to our independent agencies to support their access to Cincinnati Specialty Underwriters. **CFC Investment Company** offers commercial leasing and financing services to our agents and their clients. **CinFin Capital Management Company** provides asset management services to institutions, corporations and nonprofit organizations.

2007 Fourth-quarter and Full-year *Letter to Shareholders* – mid-February 2008

This message from our chairman and our president includes recent news releases about financial results announced February 6 and actions taken by the board of directors at its February 1 meeting. *The Cincinnati Experience*, a profile of our operating philosophy, accompanies this letter.

The Cincinnati Experience – mid-February 2008

The Cincinnati Insurance Company, Cincinnati Financial Corporation's lead subsidiary, ranks among the top 25 U.S. property casualty insurer groups based on net written premiums. In *The Cincinnati Experience*, you'll read about how our relationship-based approach creates value and loyalty, supporting premium growth.

2007 *Annual Report on Form 10-K* – late-February 2008

The *Annual Report on Form 10-K* is a detailed document published by every publicly traded company as required by the U.S. Securities and Exchange Commission. In our report, we describe your company's operations, its results and trends, along with supporting data, discussions, audited financial statements and accompanying notes.

2008 Shareholder Meeting Notice and Proxy Statement – mid-March 2008

This statement informs you of items requiring shareholder action at the 2008 Annual Meeting of Shareholders on May 3, 2008. It identifies board members, detailing director and executive officer compensation and board activities. Notice cards, mailed in March, tell how to easily obtain the *Proxy Statement* and vote.

Chairman and President's Letter – late-March 2008

Accompanying the Proxy Statement are the 2007 condensed balance sheets and income statements, six years of summary financial data and an annual message from our chairman and our president. Their letter presents management's perspectives on your company's 2007 performance and trends that may affect performance in 2008 and beyond.

First-quarter 2008 *Letter to Shareholders* – mid-May 2008

This message from our chairman and our president includes recent news releases about financial results announced April 30, results of shareholder votes at the 2008 Annual Meeting of Shareholders and actions of the board at its May meeting. For additional details, see our *Quarterly Report on Form 10-Q*, filed with the SEC by May 12, 2008.

Second-quarter 2008 *Letter to Shareholders* – mid-August 2008

This message from our chairman and our president includes our August 6 news release with financial results. For additional details, see our *Quarterly Report on Form 10-Q*, filed with the SEC by August 11, 2008.

Third-quarter 2008 *Letter to Shareholders* – mid-November 2008

This message from our chairman and our president includes our October 29 news release with financial results. For additional details, see our *Quarterly Report on Form 10-Q*, filed with the SEC by November 10, 2008.

Recent News Releases

Cincinnati Financial Reports First-quarter 2008 Results

Cincinnati, April 30, 2008 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

- First-quarter net loss of $42 million, or 26 cents per share, compared with net income of $194 million, or $1.11 per share, in the first quarter of 2007. The realized investment loss in the first quarter of 2008 included other-than-temporary impairment charges of $214 million largely due to recognition on the income statement of significant declines in market values of four equity investments. These non-cash charges lower the carrying value of these investments.
- Operating income* of $109 million, or 66 cents per share, compared with $153 million, or 88 cents per share. Catastrophe losses reduced first-quarter operating income by 17 cents compared with 1 cent in last year's first quarter.
- Total property casualty underwriting profit of $10 million compared with strong $81 million for the first quarter of 2007.

Financial Highlights

(Dollars in millions except share data)	Three months ended March 31, 2008	2007	Change %
Revenue Highlights			
Earned premiums	**$ 780**	$ 815	(4.2)
Investment income	**152**	148	2.6
Total revenues	**704**	1,031	(31.7)
Income Statement Data			
Net income (loss)	**$ (42)**	$ 194	nm
Net realized investment gains and losses	**(151)**	41	nm
Operating income*	**$ 109**	$ 153	(29.0)
Per Share Data (diluted)			
Net income (loss)	**$ (0.26)**	$ 1.11	nm
Net realized investment gains and losses	**(0.92)**	0.23	nm
Operating income*	**$ 0.66**	$ 0.88	(25.0)
Book value	**$ 33.40**	$ 39.08	(14.5)
Cash dividend declared	**$ 0.39**	$ 0.355	9.9
Weighted average shares outstanding	**165,105,311**	174,274,157	(5.3)

Insurance Operations Highlights

- 98.6 percent first-quarter 2008 property casualty combined ratio, compared with 89.6 percent for the 2007 first-quarter.
- Catastrophe losses added 5.7 percentage points to the property casualty combined ratio for the 2008 first quarter, compared with an unusually low 0.4 percentage points for the same quarter one year ago.
- Commercial and personal lines marketplace competition continues to intensify. First-quarter 2008 property casualty net written premiums decreased 8.3 percent, reflecting softer pricing, disciplined underwriting and timing differences.
- 5 cents per share contribution from life insurance operations to first-quarter operating income, down from 7 cents.

Investment and Balance Sheet Highlights

- 2.6 percent growth in pretax investment income.
- Book value of $33.40 per share compared with $35.70 at year-end 2007. Invested assets and book value declined primarily on lower market values of financial sector equity holdings.
- 2.93 million shares of common stock repurchased at a cost of $109 million.

Full-year 2008 Outlook Unchanged**

- Property casualty net written premiums could decline as much as 5 percent for the full year due to competitive pricing.
- Combined ratio could be in the 96 percent to 98 percent range for the full year.
- Investment income growth is expected to be below last year's 6.6 percent increase as financial sector holdings evaluate dividend levels. Portfolio strategies continue to focus on balancing near-term income generation with long-term book value growth.

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on *www.cinfin.com* defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.
** Forward-looking statements and related assumptions are subject to the risks outlined in the company's safe harbor statement (see Page 13).
nm Not meaningful

1

Challenging Markets — Insurance and Investments Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “This was a tough quarter for Cincinnati Financial as both the insurance and investment markets presented unusual challenges. Soft pricing in the property casualty insurance market pressured our growth and profitability while pressure on financial stocks in our portfolio reduced our net income and book value. “We firmly believe — and our 55 plus year history supports our confidence — that Cincinnati’s strategies will work as designed, helping us rise above these challenges. After carefully reviewing our position, we are confirming our previously announced outlook, including all of our estimates for full-year performance. We will continue to support agents by providing local service and local decision making authority. We will continue to invest, looking for opportunities that will let us ride out this market cycle with the high level of financial strength and stability that our agents and policyholders rely on.” Long-term Investment in Property Casualty Business James E. Benoski, vice chairman, president and chief insurance officer, said, “Our new excess and surplus lines operation is off to a good start. It increases our underwriting capabilities, adding a new layer of flexibility to write the whole account, even when part of it isn’t a good fit for a standard market business policy. We began quoting and issuing excess and surplus business during the first quarter, adding almost $1 million to net written premiums and putting much more in the pipeline.” “We initiated our excess and surplus business with the ability to underwrite general liability in five states. We plan to expand both coverage offerings and operating territory. By year-end, we plan to offer commercial property insurance, along with miscellaneous professional liability and excess casualty. Cincinnati agents benefit not only from prompt and efficient policy processing, but also from the ease of accessing services such as loss control and personal attention from knowledgeable underwriters. Our reputation for superb claims handling and other value-added services also is encouraging agencies to select Cincinnati’s excess and surplus lines carrier as their preferred market to serve this segment of their clients. We’re very satisfied with progress to date.” Benoski added, “This year began with severe weather in the South and Midwest. We incurred $43 million of catastrophe losses during the quarter, quite a contrast to $3 million for last year’s first quarter. Of almost 2,500 catastrophe claims our commercial and personal policyholders reported in the five events during the quarter, approximately 85 percent are already closed. Our claims representatives’ prompt responses and personal service are creating tremendous policyholder loyalty that will help agents market Cincinnati policies in the current competitiv marketplace.” 2008 Property Casualty Outlook Update Kenneth W. Stecher, chief financial officer and executive vice president, commented, “We continue to expect our full-year 2008 results will reflect current commercial lines pricing trends, leading to as much as a 5 percent decline in net written premiums and a combined ratio in the range of 96 percent to 98 percent. Softer pricing is likely to continue to challenge us as we hold steady to our core business values of strong agency relationships, policyholder retention and accurate risk classification. “We also continue to make deliberate decisions not to write or renew certain business. In this environment, we have been careful to maintain our underwriting discipline. Across our industry, the expectation is for full-year 2008 net written premiums to decline 0.5 percent with the combined ratio at 98.6 percent.& #148; Stecher noted that the combined ratio target relies on three assumptions: · Current accident year loss and loss expense ratio excluding catastrophe losses — Will reflect the same market trends that contributed to an increase in this ratio in 2007 and are further pressuring the 2008 ratio. · Catastrophe loss ratio — May contribute approximately 4.5 percentage points to the full-year 2008 combined ratio. Catastrophes are unpredictable for any given year. These losses have contributed on average 3.7 percentage points to the company’s combined ratio in the past 10 years, ranging from 2007’s low of 0.8 points to 1998’s high of 6.1 points. · Savings from favorable development on prior period reserves — May benefit the full-year 2008 combined ratio by approximately 4 percentage points based on current trends. Even as market conditions soften, management continues to rely on sound actuarial analysis in determining loss and loss expense reserves. Stecher added, “We believe this level of full-year performance will allow us to sustain our industry leading position in the commercial lines insurance marketplace. We are taking steps in our personal lines insurance operations to enhance our opportunities in the changing marketplace. We also expect our life insurance business to continue its contribution to our earnings. “As the preferred market for our agents’ best business, we are well positioned to carry out our commitments, supporting market stability and contributing to their success. While we believe we may see a positive contribution from our new excess and surplus lines operations, our 2008 targets do not take into account any contribution. It will take some time before that operation is of sufficient size to materially influence our overall corporate results.”

Investment Performance Affected by Recent Market Activity

Schiff commented, "Our equity investing strategy has been key to the long-term growth of our assets and shareholders' equity. We identify companies with the potential for sales, earnings and dividend growth, a strong management team and favorable outlook. Over the years, these equities have generally offered a steady flow of dividend income along with the potential for capital appreciation.

"Broad concerns about credit quality, liquidity and the general health of the economy have disrupted the financial markets, causing unusual volatility in our equity portfolio. Valuations of a number of our holdings have been significantly influenced and, in some cases, dividend payouts have been reduced. As a result, our book value declined further in the first quarter. We are making some changes in our portfolio and we took a non-cash charge to earnings to reduce our carrying cost for some holdings, including four equity investments. We adjusted our carrying value to quarter-end market value because we concluded that the decline in the value of these holdings to below our cost was 'other than temporary.' Other-than-temporary impairment losses represent a non-cash charge to income.

"Our bond portfolio, however, continued to hold steady, with a total value of $5.965 billion at quarter-end, up 2.0 percent from the year-end level. The flight to quality and the resulting lower interest rates for risk-free securities continued to support bond valuations, helping offset the effects of increasing risk premiums and credit spreads in the first quarter of 2008. Our focus remains on portfolio strategies to balance near-term income generation and long-term book value growth. While decisions to sell investments that no longer meet our investment criteria could have a negative impact on income in the short-term, reinvestment in securities with lower, but more secure, yields should help us weather the present storm.

"We are committed to sustaining the strong capitalization that supports our high insurer financial strength ratings, giving our agents a distinct marketing advantage for their value-oriented clients. On March 26, A.M. Best Co. affirmed our issuer credit and financial strength ratings. Best said its stable outlook on our ratings reflects our group's 'superior risk-adjusted capitalization and its historical ability to generate solid operating results through underwriting cycles, which will enable the group to absorb any near-term increases in volatility as a result of its investment philosophy or weather-related events.'

"Our ratio of property casualty written premiums to statutory surplus, an important measure of that financial strength, rose slightly at March 31, 2008, to 0.75 from 0.72 at year-end 2007, but remains more than 10 percent stronger than the industry average," Schiff noted. "Cincinnati Financial has the resources and tenacity to get through times such as these in good shape.

"We returned $168 million to shareholders in the first three months of 2008 through cash dividends and repurchase activity," Schiff concluded.

Combined Property Casualty Insurance Operations

(Dollars in millions)	Three months ended March 31,		
	2008	2007	Change %
Written premiums	**$ 776**	$ 846	(8.3)
Earned premiums	**$ 751**	$ 785	(4.3)
Loss and loss expenses excluding catastrophes	**458**	455	0.8
Catastrophe loss and loss expenses	**43**	3	1,230.8
Commission expenses	**144**	161	(10.9)
Underwriting expenses	**93**	82	14.5
Policyholder dividends	**3**	3	(1.7)
Underwriting profit	**$ 10**	$ 81	(87.1)
Ratios as a percent of earned premiums:			
Loss and loss expenses excluding catastrophes	**61.0%**	57.9%	
Catastrophe loss and loss expenses	**5.7**	0.4	
Loss and loss expenses	**66.7**	58.3	
Commission expenses	**19.1**	20.5	
Underwriting expenses	**12.4**	10.4	
Policyholder dividends	**0.4**	0.4	
Combined ratio	**98.6%**	89.6%	

3

- 8.3 percent decline in first-quarter property-casualty net written premiums reflecting softer pricing, disciplined underwriting and timing differences.
- $74 million in first-quarter 2008 new business written directly by agencies compared with $80 million in last year's first quarter, down 7.5 percent.
- Excess and surplus lines contributed almost $1 million in net written premiums in its first quarter of operations.
- Lower level of commission expense, largely due to softer pricing, offset higher other underwriting expenses.
- 1,098 agency relationships with 1,337 reporting locations marketed our insurance products at March 31, 2008, up from 1,092 agency relationships with 1,327 reporting locations at year-end 2007.
- $13 million of net savings from favorable development on prior period reserves improved the first-quarter 2008 combined ratio by 1.8 percentage points, compared with $30 million and 4.0 points for the same period in 2007.
- $43 million in first-quarter 2008 catastrophe losses, due primarily to wind and hail damage from storms in the South and Midwest.

Catastrophe Loss and Loss Expenses Incurred

(In millions, net of reinsurance)			Three months ended March 31,		
			Commercial lines	Personal lines	Total
Dates	Cause of loss	Region			
2008					
Jan. 4-9	Wind, hail, flood, freezing	South, Midwest	**$ 3**	**$ 3**	**$ 6**
Jan. 29-30	Wind, hail	Midwest	**5**	**5**	**10**
Feb. 5-6	Wind, hail, flood	Midwest	**8**	**9**	**17**
Mar. 14	Tornadoes, wind, hail, flood	South	**5**	**1**	**6**
Mar. 15-16	Wind, hail	South	**4**	**4**	**8**
Development on 2007 and prior catastrophes			**(3)**	**(1)**	**(4)**
Calendar year incurred total			**$ 22**	**$ 21**	**$ 43**
2007					
Jan. 12-15	Wind, hail, ice, snow	Midwest	$ 2	$ 1	$ 3
Feb. 14-15	Wind, hail, ice, snow	Mid-Atlantic	1	1	2
Feb. 23-25	Wind, hail, ice, snow	Midwest	3	0	3
Mar. 1-2	Wind, hail, flood	South	6	2	8
Development on 2006 and prior catastrophes			(2)	(11)	(13)
Calendar year incurred total			$ 10	$ (7)	$ 3

Insurance Segment Highlights

Commercial Lines Insurance Operations

(Dollars in millions)	Three months ended March 31,		
	2008	2007	Change %
Written premiums	**$ 625**	$ 693	(9.8)
Earned premiums	**$ 574**	$ 604	(4.9)
Loss and loss expenses excluding catastrophes	**343**	344	(0.2)
Catastrophe loss and loss expenses	**22**	10	110.4
Commission expenses	**109**	123	(12.0)
Underwriting expenses	**68**	57	21.9
Policyholder dividends	**3**	3	(1.7)
Underwriting profit	**$ 29**	$ 67	(56.8)
Ratios as a percent of earned premiums:			
Loss and loss expenses excluding catastrophes	**59.7%**	56.9%	
Catastrophe loss and loss expenses	**3.9**	1.8	
Loss and loss expenses	**63.6**	58.7	
Commission expenses	**18.9**	20.4	
Underwriting expenses	**11.9**	9.3	
Policyholder dividends	**0.6**	0.5	
Combined ratio	**95.0%**	88.9%	

4

- 9.8 percent lower first-quarter 2008 commercial lines net written premiums, primarily a result of intensifying market competition.
- $66 million in first-quarter 2008 commercial lines new business written directly by agencies compared with $72 million in last year's first quarter, down 8.3 percent.
- 95.0 percent first-quarter 2008 commercial lines combined ratio, an increase of 6.1 percentage points over first-quarter 2007 due mostly to higher catastrophe losses, lower pricing, normal loss cost inflation and higher underwriting expenses. Lower commission expenses partially offset these increases.
- 3.9 percentage points of first-quarter 2008 catastrophe losses, more than double last year's unusually low level.
- 2.5 percentage point improvement in combined ratio due to savings from favorable development on prior period reserves for the first three months of both 2008 and 2007.
- Commercial lines insurance industry combined ratio for full-year 2008 estimated at 97.5 percent with decline in net written premiums estimated at 2.3 percent.

Personal Lines Insurance Operations

(Dollars in millions)	Three months ended March 31,		
	2008	2007	Change %
Written premiums	**$ 150**	$ 153	(2.0)
Earned premiums	**$ 177**	$ 181	(2.2)
Loss and loss expenses excluding catastrophes	**115**	111	3.7
Catastrophe loss and loss expenses	**21**	(7)	376.2
Commission expenses	**35**	38	(7.7)
Underwriting expenses	**24**	25	(3.6)
Underwriting profit (loss)	**$ (18)**	$ 14	(223.6)
Ratios as a percent of earned premiums:			
Loss and loss expenses excluding catastrophes	**65.1%**	61.4%	
Catastrophe loss and loss expenses	**11.6**	(4.1)	
Loss and loss expenses	**76.7**	57.3	
Commission expenses	**19.8**	20.9	
Underwriting expenses	**13.6**	13.8	
Combined ratio	**110.1%**	92.0%	

- 2.0 percent lower first-quarter 2008 personal lines net written premiums on lower policy counts, steady new business levels and pricing changes that reduced premiums per policy.
- $8 million in first-quarter 2008 personal lines new business written directly by agencies, down 0.5 percent.
- 110.1 percent first-quarter 2008 personal lines combined ratio. The ratio reflects significantly higher catastrophe losses and a modest increase in the loss and loss expense ratio excluding catastrophe losses due to lower pricing and normal loss cost inflation.
- 11.6 percentage-point contribution from first quarter 2008 catastrophe losses, compared with a benefit of 4.1 points in the first quarter of 2007 due to savings primarily from fourth-quarter 2006 events.
- $1 million of reserve strengthening added 0.7 percentage points to the combined ratio in the first three months of 2008, compared with 9.0 percentage points of savings from favorable development on prior period reserves for the same period last year. 2007 savings included 6.1 points in savings on prior period catastrophe loss reserves.
- Personal lines insurance industry combined ratio for full-year 2008 estimated at 99.5 percent with net written premiums rising approximately 1.4 percent.

5

Life Insurance Operations

(In millions)	Three months ended March 31,		
	2008	2007	Change %
Written premiums	$ 44	$ 42	3.8
Earned premiums	$ 29	$ 30	(3.2)
Investment income, net of expenses	29	28	2.7
Other income	1	1	(45.7)
Total revenues, excluding realized investment gains and losses	59	59	(1.4)
Contract holders benefits	35	27	30.4
Expenses	12	13	(14.1)
Total benefits and expenses	47	40	15.7
Net income before income tax and realized investment gains and losses	12	19	(37.2)
Income tax	4	6	(39.5)
Net income before realized investment gains and losses	$ 8	$ 13	(36.0)

- $44 million in first-quarter 2008 life insurance segment net written premiums. Written premiums include life insurance, annuity and accident and health premiums.
- 3.2 percent increase to $35 million in written premiums for life insurance products in total.
- 9.0 percent rise to $18 million in term life insurance written premiums, reflecting marketing advantages of competitive, up to date products, providing close personal attention and offering policies backed by financial strength and stability.
- 1.5 percent rise in face amount of life policies in force to $62.803 billion at March 31, 2008, from $61.875 billion at year-end 2007.
- $5 million decrease in first-quarter 2008 operating profit, primarily due to less favorable mortality experience.
- 2008 plans include redesign of all life term insurance products. In addition to the worksite term product, updates are planned for the full worksite life portfolio. These improvements support opportunities to cross-sell life insurance products to clients of the independent agencies that sell Cincinnati's property casualty insurance policies.

Investment and Balance Sheet Highlights

Investment Operations

(In millions)	Three months ended March 31,		
	2008	2007	Change %
Investment income:			
Interest	**$ 76**	$ 76	0.5
Dividends	**73**	72	1.6
Other	**5**	3	35.7
Investment expenses	**(2)**	(3)	40.0
Total investment income, net of expenses	**152**	148	2.6
Investment interest credited to contract holders	**(16)**	(14)	6.0
Realized investment gains and losses summary:			
Realized investment gains and losses	**(16)**	61	nm
Change in fair value of securities with embedded derivatives	**(2)**	1	nm
Other-than-temporary impairment charges	**(214)**	0	nm
Total realized investment gains and losses	**(232)**	62	nm
Investment operations income (loss)	**$ (96)**	$ 196	nm

6

· 2.6 percent growth in first-quarter 2008 net investment income due to cash flow for new investments that produced higher interest and dividend income. · $232 realized investment loss in first-quarter 2008 compared with realized investment gain of $62 million in first quarter 2007. · First-quarter pretax realized investment loss included $214 million non-cash charge for other-than-temporary impairments that recognize significant market value declines, largely for four equity holdings.
(Dollars in millions except share data) At March 31, At December 31, 2008 2007 —— —
Balance sheet data Invested assets $11,704 $12,261
Total assets 15,945 16,637
Short-term debt 69 69
Long-term debt 791 791
Shareholders’ equity 5,449 5,929
Book value per share 33.40 35.70
Debt-to-capital ratio 13.6% 12.7% —— —— —
Three months ended March 31, 2008 2007
—— — Performance measures Comprehensive income (loss) $(313) $13
Return on equity, annualized (3.0) % 11.5 % Return on equity, annualized, based on comprehensive income (loss) (22.1) 0.8 · $11.704 billion in investment assets at March 31, 2008, compared with $12.261 billion at year-end 2007. The decrease in investment assets was largely due to lower market valuations of equity holdings, primarily in the financial sector, reflecting broad concerns across the marketplace about credit quality, liquidity and the general health of the economy. · Shareholders’ equity declined to $5.449 billion, or $33.40 per share, at March 31, 2008, down from $5.929 billion, or $35.70, at year end 2007, largely due to lower market values for investment assets. · Lower market values were the primary reason for the comprehensive loss for the first three months of 2008. Net and comprehensive loss resulted in negative returns on equity for the 2008 first quarter. · $4.027 billion in statutory surplus for the property casualty insurance group at March 31, 2008, compared with $4.307 billion at year-end 2007. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 82.3 percent at March 31, 2008, compared with 86.0 percent at year-end 2007. · 27.4 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at March 31, 2008, comfortably within management’s below-40 percent target. · Repurchases of the company’s common stock totaled 2.93 million shares at a cost of $109 million in the first quarter. Approximately 9 million shares remain authorized for repurchase. For additional information or to hear a replay of the April 30 conference call webcast, please visit www.cinfin.com/investors.

Cincinnati Financial Corporation Condensed Balance Sheets and Statements of Operations (unaudited) (Dollars in millions) March 31, December 31, 2008 2007 —— — Assets Investments $11,704 $12,261 Cash and cash equivalents 237 226 Premiums receivable 1,113 1,107 Reinsurance receivable 757 754 Other assets 2,134 2,289 —— — Total assets ___$ 15,945 ___$ 16,637 —— — Liabilities Insurance reserves $5,524 $5,445 Unearned premiums 1,585 1,564 Deferred income tax 750 977 6.125% senior notes due 2034 371 371 6.9% senior debentures due 2028 28 28 6.92% senior debentures due 2028 392 392 Other liabilities 1,846 1,931 —— — Total liabilities ___10,496 ___10,708 —— — Shareholders’ Equity Common stock and paid-in capital 1,448 1,442 Retained earnings 3,298 3,404 Accumulated other comprehensive income 1,880 2,151 Treasury stock (1,177) (1,068) —— — Total shareholders’ equity 5,449 5,929 —— — Total liabilities and shareholders’ equity ___$ 15,945 ___$ 16,637 —— — (Dollars in millions except per share data) Three months ended March 31, 2008 2007 —— — Revenues Earned premiums $780 $815 Investment income, net of expenses 152 148 Realized investment gains and losses (232) 62 Other income 4 6 —— — Total revenues ___704 ___1,031 —— — Benefits and Expenses Insurance losses and policyholder benefits 536 484 Commissions 150 170 Other operating expenses ___118 ___106 —— — Total benefits and expenses 804 760 —— — Income Before Income Taxes (100) 271 Provision for Income Taxes (58) 77 —— — Net Income (Loss) ___$ (42) ___$ 194 —— — Per Common Share: Net income-basic $(0.26) $1.12 Net income-diluted $(0.26) $1.11

Other News Releases Cincinnati Financial Corporation Declares Regular Quarterly Cash Dividend Cincinnati, May 23, 2008 — Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the executive committee of its board of directors has declared a 39 cents per share regular quarterly cash dividend payable July 15, 2008, to shareholders of record on June 20, 2008. The current dividend level reflects the 9.9 percent increase in the quarterly dividend rate declared in February, setting the stage for 2008 to become the 48th year of consecutive increases in the indicated annual cash dividend. Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU commented, “Our board of directors believes we have the operating strength to maintain our outstanding dividend record. We plan to increase shareholder value over the long term by continuing to focus on strong agency relationships, front-line underwriting, quality claims service, solid policy reserves and total return investing.” Cincinnati Financial Corporation Holds Shareholders’ and Directors’ Meetings · Directors elected and board committees reaffirmed · Hollenbeck elevated to corporate officer Cincinnati, May 5, 2008 — Cincinnati Financial Corporation (Nasdaq: CINF) today announced that at the company’s annual meeting on May 3, 2008, shareholders elected one director for a term of two years and four directors for terms of three years to the 13 member board. Shareholders also ratified the selection of Deloitte & Touche LLP as independent registered public accounting firm and approved amending the company’s Code of Regulation to provide express authority for uncertificated shares. The board of directors also met and named Martin F. Hollenbeck, CFA, CPCU, as senior vice president and manager — investments, assistant secretary and assistant treasurer for Cincinnati Financial Corporation. Hollenbeck currently is vice president and manager - investments for the company’s insurance subsidiaries, as well as president and chief operating officer of CFC Investment Company and president and member of the board of CinFin Capital Management Company. In addition to the chartered financial analyst and chartered property casualty underwriter professional designations, he holds a master’s degree in business from Xavier University and a bachelor’s degree in economics from Northern Kentucky University. Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented: “We thank shareholders for approving our selection of Deloitte & Touche and our nominees to the board. The directors who were elected Saturday, as well as our continuing directors, bring their extensive business knowledge and experience to help guide Cincinnati Financial through challenges and opportunities. We also welcome Marty as a corporate officer. Marty has served our company for more than 20 years. We greatly appreciate his leadership of our investment operations, which continue to drive the company’s long-term performance.” Elected to the board were Kenneth C. Lichtendahl, president, chief executive officer and director of Tradewinds Beverage Company, based in Cincinnati; W. Rodney McMullen, vice chairman of The Kroger Co., based in Cincinnati; Thomas R. Schiff, chairman, chief executive officer and agent of John J. & Thomas R. Schiff & Co. Inc., a privately owned independent insurance agency, based in Cincinnati; John F. Steele, Jr., chairman and chief executive officer of Hilltop Basic Resources Inc., a family owned aggregates and ready-mixed concrete supplier to the construction industry, based in Cincinnati; and Larry R. Webb, CPCU, president, director, principal owner and agent of Webb Insurance Agency Inc., a privately owned independent insurance agency based in Lima, Ohio. The board also announced committee service for the coming year, in line with the independence requirements of applicable law and the listing standards of Nasdaq: · Audit — William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr. · Compensation — Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods. · Executive — William F. Bahl, James E. Benoski, Dirk J. Debbink, W. Rodney McMullen, John J. Schiff, Jr. (chair), Larry R. Webb and E. Anthony Woods. · Investment — William F. Bahl, James E. Benoski, Gregory T. Bier, W. Rodney McMullen, John J. Schiff, Jr. (chair), Thomas R. Schiff and E. Anthony Woods. Richard M. Burridge, CFA, continues to serve as committee adviser. · Nominating — William F. Bahl (chair), Kenneth C. Lichtendahl, Gretchen W. Price and Douglas S. Skidmore. Schiff noted, “Through their committee assignments and their dedication to understanding our insurance business, our directors work toward a prosperous future for the shareholders of Cincinnati Financial, supporting stability for our agents, policyholders and associates.”

Inside Cincinnati At the company’s annual meeting on May 3, 2008, Martin F. Hollenbeck, CFA, CPCU, was named a corporate officer at the senior vice president level. Since our last Letter to Shareholders, these associates merited promotions: Scott Albaugh, AIM, CPCU — Associate Territory Manager Greg Anderson — Senior Claims Specialist Greg Aumann — Senior Systems Specialist Scott Babb, AIC, AIM — Field Claims Manager Michelle Baker — Senior Programmer Analyst Jessica Ball — Senior Underwriter Jennifer Bartos, AU — Underwriting Specialist Nick Benjamin — Datacenter Facilities Manager Ben Bessler — Senior Underwriter Russ Blessing, AIS — Underwriting Specialist Mindy Bockewitz, AU — State Agent Mark Bowling — Senior Programmer Analyst Christine Brant — Claims Specialist Chris Byers — Underwriting Superintendent Mitch Carson, ALCM, ARM, CSP — Loss Control Field Supervisor Mario Castro, AIC — Claims Specialist Marcie Caudill — Underwriting Superintendent Connie Caudill, AIM — Underwriting Specialist Chris Chapin, AIC, AIM — Field Claims Manager Scott Chapman — Programmer Angela Cheek, AIM, API, CPCU — Underwriting Specialist Robert Cheeseman — Senior Network Engineer Brian Clapp — Senior Regional Director Jon Cooper, AIM, SCLA — Field Claims Manager Steve Corbly, AIM, CPCU — Associate Territory Manager Lynn Dassel, AIM, AU, CPCU — Senior Underwriting Manager Dave Dassel, AIM, AIS — Underwriting Superintendent Melissa Davidson — Claims Specialist David DeMara, AIC — Field Claims Superintendent Dumesha Dubose — Senior Underwriter Mel Ducklo, API — Underwriting Specialist Jana Emmons, API — Senior Underwriter Ryan Evans — Senior Programmer Alan Everson — Underwriting Specialist Vicki Faller — Regulatory Affairs Analyst Scot Feldmeyer, AIM — Underwriting Superintendent Tim Fitz, AIC — Superintendent Scott Fitzharris, AIM, API, CPCU — Underwriting Specialist Steve Fogle — Associate Superintendent Douglas Greer, AIS — Underwriting Superintendent Forrest Gregg, Jr. — Chief Underwriting Specialist Antonio Gregov, AIC — Senior Claims Specialist Michelle Gregov, CPCU — Regional Director Maureen Grogan, AU — Chief Underwriting Specialist Michelle Grove — Underwriting Specialist Tom Habig, AIC — Senior Claims Representative Melissa Hallbach — Tax Manager Chris Harrison, CPCU — Senior Field Analyst Tom Heming — Senior Regional Director Chris Hill — Underwriting Superintendent Christine Horton, API — Senior Diamond Support Analyst Lynn Hovekamp, AIC — Superintendent Seddrick Hubbard — Underwriting Specialist Melissa James — Senior Underwriter Craig Jenkins, AIC — Field Claims Superintendent Debbie Jenkins, CPCU — Regional Director Ming Jiang — Senior Programmer Analyst Josh Johnston, AIC — Claims Specialist Sean Jones — Senior Underwriter Pat Kalimootoo, AIS — Specialist Terron Kemp, AIC — Senior Claims Specialist Ken Kerby, AIC, AIM, CPCU — Associate Manager Claims Audit Mark Kinzer — Senior Regional Director Kevin Klatt, AIC — Senior Claims Representative Kristy Koerner — Senior Underwriter Shirley Krieger, AIC — Supervising Examiner Shane Krummen — Specialist Paul Kumpar — Senior Investigator Kristen Kurtz, CPCU — Senior Underwriter Joel LaFrange, ARM — Senior Loss Control Consultant Scott Lagedrost — Senior Underwriter Jason Laub, AIM — Underwriting Superintendent Matt Laws, Jr. — State Agent Matt Leugers — Programmer Aaron Levenson — Programmer Analyst Jack Lindeman — Underwriting Director Patrick Loftis — Senior Investment Analyst Dan Longacre, AIC — Senior Claims Specialist La’Bri na Love — Senior Underwriter Robin Maddox — Regional Director Dan McCaffrey, AFSB — Underwriting Director Marcus McClellan, AIC, CPCU — Senior Claims Specialist Scott McConkey, CLU, LUTCF — Senior Manager Kurt McKenna, AIS — Underwriting Superintendent Scott Meyer — Underwriting Specialist Matthew Miller — Underwriting Specialist Robert Miller — Personnel Superintendent Jennifer Mitchell — Senior Requirements Analyst Chris Monahan, AIM, CIC, CPCU — Field Director Steven Mosure — Senior Claims Specialist Dan Mullen — Supervisor Casualty Claims im Murphy — Underwriting Specialist Carl Musselman — Senior Machinery & Equipment Specialist Rhonda Napper, AIM — Underwriting Superintendent John Nicely — Systems Analyst Ryan Osborn — Division Manager Mike Otis — Regional Director Kay Patch, AIC — Senior Claims Representative Jay Patel — Systems Analyst Sean Patrick — Senior Underwriter

Darla Pauley, AIC — Senior Claims Specialist Dennis Phelps — Claims Specialist Robert Polinchock — Machinery & Equipment Specialist Betsy Pierce — Senior Programmer Analyst John Redmond, CPCU — Regional Director Jody Reisch — Regional Director Ryan Rhoads — Senior Underwriter Jody Rhude, CIC, CPCU — Field Director Lisa Rhude, CIC, CPCU — Field Director Darren Richter — Underwriting Specialist Aaron Rieth — Senior Underwriter Scott Robinson, AIM, ARe, CPCU — Senior Underwriting Manager Angela Schneider, API — Underwriting Superintendent Jim Shadle — Claims Specialist Paul Shadrick, AIC — Senior Claims Representative Brian Shaffer, AIM — Underwriting Superintendent Bill Sheldon, CIC — Regional Director Meg Shumaker — State Agent Tammy Siler, CPCU — Chief Underwriting Specialist Chris Snyder — Senior Underwriter Alok Soni — Senior Systems Analyst Damian Stark, AIM, API, AU, CPCU — Underwriting Specialist Scott Stevens — Underwriting Specialist Jim Stires — Field Director Jason Stofel — Senior Underwriter Lisa Sucher, AIC — Claims Specialist Mary Sweeney — Specialist Andy Tebbe, AIM, API — Underwriting Manager Mary Thomas — Underwriting Specialist Jeffrey Thullen — Lead Network Analyst Julie Tucker, AIM, AIS, API — Underwriting Specialist Thomas Ulrich — Senior Underwriter Tracy Valis — Diamond Support Analyst James Van Horn — Senior Claims Specialist Doronna Vickers — Analyst Jeff Viel, AIM, RPLU — Underwriting Director Peggy Volk — Claims Specialist Sherell Walker — Underwriting Specialist Julie Wallace, AIT — Systems Analyst Jennifer West, API, CPCU — Underwriting Specialist Billy Williams — Database Engineer Michael Wood, AIAF, CIA, CPA, CPCU — Internal Auditor Specialist Glen Wooldridge — Senior Claims Specialist Nicholas Wright — Senior Field Underwriter aren Wright, API — Diamond Senior Analyst Joe Wurzelbacher — Accountant Joe Yannetti, CPCU — Underwriting Superintendent John Zimmer — Chief Underwriting Specialist Electronic Delivery Cincinnati Financial Corporation is pleased to offer the convenience of electronic delivery of shareholder communication, including annual reports, interim letters to shareholders and proxy statements — even proxy voting online. With your consent and at no cost to you, we can notify you by e-mail when these materials become available on the Internet at Electronic delivery benefits you and your company: · Immediate availability — Immediate availability of important information — no more waiting for the mail to arrive. · Less clutter — The average consumer is receiving more mail today than ever, making it easy to miss important information. · Cost savings — Electronic delivery saves money for Cincinnati Financial — your company. Plus, it’s better for the environment. You can benefit from electronic delivery whether you directly hold registered shares or hold your investments through a participating brokerage/financial institution. You will need to provide an e-mail address, account number(s) and the last four digits of the Social Security number of the account holder. If you provide this information, you can give your consent for electronic delivery immediately. While you may cancel your consent for electronic delivery at any time, we are confident that you will find this option an efficient and effective way to receive important information about your investment. To enroll, select Electronic Delivery from the Investors page of If you hold multiple accounts directly or through a broker, you will need to enroll each account separately — including joint tenant and custodial acounts — to stop paper mailings. Enroll Today

Professional Development We continue to build on the education and training support your company offers to local independent agencies, using this proven strength to help earn our position as the preferred carrier in each agency. We have reorganized and stepped up training activities to introduce newly appointed agencies to our systems and processes. In June, we are implementing a new approach, sending a quick-start team to each new agency. These teams will demonstrate our commitment to making it easy for agency staff to do business with Cincinnati, introducing them to individuals who can help them work effectively with tools from various departments including Commercial Lines, Personal Lines, Agency Accounting and Information Technology. We encourage and reward associates who continue their professional insurance education, earning credentials by meeting high academic, ethical and length-of-experience standards. Congratulations to Shannon Daugherty and Greg Knifley who completed a series of courses to earn the Chartered Property Casualty Underwriter (CPCU) designation; to Ted Hilgeman, who earned the Certified Public Accountant (CPA) designation; and to Angela Burns who recently passed the Ohio Bar Exam. The ABC Award recognizes exemplary productivity, service and quality in exceptional associates. The ABC Award committee recently granted the quarterly Above and Beyond the Call (ABC) award to Carrie McKitrick, AIM, CPCU, Personal Lines, and Carol Ward, Headquarters Claims. Congratulations to these quarterly winners! Financial Services The company’s three financial services subsidiaries continue to successfully leverage our insurance relationships and broaden our offerings. As of March 31, 2008, CFC Investment Company, which offers equipment and vehicle leases and loans, reported 2,450 accounts representing $83 million in net receivables. CinFin Capital Management Company, which offers asset management services, reported $957 million under management in 64 accounts. CSU Producer Resources Inc., the new, wholly owned insurance brokerage subsidiary of parent-company Cincinnati Financial Corporation, began accepting excess and surplus lines risks in Ohio, Indiana, Illinois, Wisconsin and Georgia. CSU Producer Resources has binding authority on all classes of business written through The Cincinnati Specialty Underwriters Insurance Company and maintains appropriate agent and surplus lines licenses to process non-admitted business. Cincinnati Speciality Underwriters and CSU Producer Resources plan to expand into all states except Delaware on an excess and surplus lines basis as the new companies obtain the necessary state regulatory approvals. We structured our new excess and surplus operations to exclusively serve the needs of the independent agencies that currently market our standard market insurance policies. CSU Producer Resources currently markets and underwrites general liability coverages and plans to expand this to include commercial property, multi-peril insurance, miscellaneous professional liability and excess casualty in coming months. Our excess and surplus lines operation issued nearly $1 million of new premiums in the first quarter of 2008.

Safe Harbor This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review and update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so. Factors that could cause or contribute to such differences include, but are not limited to: · Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes · Increased frequency and/or severity of claims · Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding · Securities laws that could limit the manner, timing and volume of our investment transactions · Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products · Events, such as the subprime mortgage lending crisis, that lead to: · Significant decline in the value of a particular security or group of securities, such as our financial sector holdings, and impairment of the asset(s) · Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities · Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments · Inaccurate estimates or assumptions used for critical accounting estimates · Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002 · Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages · Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as: · Downgrade of the company’s financial strength ratings · Concerns that doing business with the company is too difficult or · Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace · Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements · Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers · Increased competition that could result in a significant reduction in the company’s premium growth rate · Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages · Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs · Actions of insurance departments, state attorneys general or other regulatory agencies that: · Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business · Place the insurance industry under greater regul atory scrutiny or result in new statutes, rules and regulations · Increase our expenses · Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes · Limit our ability to set fair, adequate and reasonable rates · Place us at a disadvantage in the marketplace or · Restrict our ability to execute our business model, including the way we compensate agents · Adverse outcomes from litigation or administrative proceedings · Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others · Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940 · Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Contact Information Communications directed to the company’s secretary, Kenneth W. Stecher, chief financial officer and executive vice president, are shared with the appropriate individual(s). Or, you may directly access services: Investors: Investor Relations responds to investor inquiries about Cincinnati Financial Corporation and its performance. Heather J. Wietzel — Vice President, Investor Relations 513-870-2768 or investor_inquiries@cinfin.com Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans. Jerry L. Litton — Assistant Vice President, Shareholder Services 513-870-2639 or shareholder_inquiries@cinfin.com Media: Corporate Communications assists media representatives seeking information or comment from Cincinnati Financial Corporation or its subsidiaries. Joan O. Shevchik, CPCU, CLU — Senior Vice President, Corporate Communications 513-603-5323 or media_inquiries@cinfin.com Cincinnati Financial Corporation The Cincinnati Insurance Company The Cincinnati Casualty Company The Cincinnati Indemnity Company The Cincinnati Specialty Underwriters Insurance Company Mailing Address: P.O. Box 145496 Cincinnati, Ohio 45250-5496 Phone: 513-870-2000 Fax: 513-870-2066 www.cinfin.com The Cincinnati Life Insurance Company CSU Producer Resources Inc. CFC Investment Company CinFin Capital Management Company Street Address: 6200 South Gilmore Road Fairfield, Ohio 45014-5141